SERIES SCHEDULE
                  SERIES SCHEDULE DATED SEPTEMBER 15, 2016 TO
                            ADMINISTRATION AGREEMENT
                         DATED AS OF FEBRUARY 12, 2014
                                    BETWEEN
                      THE ADVISORS' INNER CIRCLE FUND III,
                                      AND
           STRATEGIC GLOBAL ADVISORS, LLC (THE "INVESTMENT ADVISOR")
                ON BEHALF OF THE SGA INTERNATIONAL EQUITY FUND,
SGA INTERNATIONAL SMALL CAP EQUITY FUND, SGA INTERNATIONAL EQUITY PLUS FUND AND
                             SGA GLOBAL EQUITY FUND
                                      AND
                     SEI INVESTMENTS GLOBAL FUNDS SERVICES

 Fund(s): SGA International Equity Fund, SGA International Small Cap Equity Fund, SGA International Equity Plus Fund, and SGA Global Equity Fund, and any additional funds established subsequent to the date hereof (each a "Fund" and collectively, the "Funds")

 Fees: The following fees are due and payable monthly to SEI pursuant to Article 4 of the Agreement out of the assets of each Fund, except to the extent the Adviser agrees to waive its fees or reimburse the Fund's expenses, in which case such fees shall be paid by the Adviser. Each Fund will be charged the greater of its pro rata portion of the Asset Based Fee or its Annual Minimum Fee per Fund, in each case calculated in the manner set forth below.

 Asset Based Fee:                   10 basis points on the first $500 million in
                                    aggregate net assets of all Funds; 8 basis points for aggregate net assets of all Funds between $500 million and $1 billion;6 basis points for all aggregate net assets of all Funds in excess of $1 billion.

                                   The Asset Based Fee shall be calculated based on the aggregate average daily net assets of all Funds indicated above during the relevant period.

Annual Minimum Fee:                The Annual Minimum Fee shall be $95,000 per
                                   Fund from a Fund's live date (the first day on which SEI begins calculating the Fund's net asset value) through the one year anniversary of the live date, $100,000 per Fund from the first anniversary of the live date through the second anniversary of the live date, and $105,000 per annum thereafter.

                                   The foregoing Annual Minimum Fee assumes that each Fund includes one class of shares of beneficial interest (each, a "Class"). In the event a fund is comprised of more than one Class, the Fund will be assessed an additional annual fee equal to $15,000 per Class, which shall be payable in addition to applicable Asset Based Fees or Annual Minimum Fees.

New Fund Fees:                     There will be a one-time additional service
                                   charge of $10,000 for services provided by SEI in assisting and coordinating the launch of each new Fund added subsequent to the initial registration, on behalf of the Adviser, such fee to be paid by the Adviser by electronic wire transfer of immediately available funds to the wire instructions set forth below in advance of SEI beginning performance of the new Fund organizational services. For the avoidance of doubt, this Schedule need not be updated each time a new
                                   Fund is added to the Trust.

                                   Wells Fargo Bank NA
                                   Winston-Salem, NC
                                   ABA # 053000219
                                   SEI Investments Company
                                   Acct #2079900401288
                                   Ref: STRATEGIC GLOBAL ADVISORS, LLC - New
                                        Fund


Enhanced Services Fees:            The following Fees are payable in connection
                                   with the Administrator's provision of
                                   Enhanced Services as set forth in the List of
                                   Services:

                                   FOREIGN MARKET REGISTRATION FEES:

                                   $2,500 annual maintenance fee per Fund for which foreign market registration services are performed

                                   Per event fees (e.g. account openings, name changes, conversions, mergers, market licensing renewals and other events requiring updates to registration documents) payable following completion of the event based on the Group number of the foreign market as indicated in Schedule I hereto:

                                   Group 1 - $1,450 per event
                                   Group 2 - $850 per event
                                   Group 3 - $550 per event
                                   Group 4 - No charge

                                   FUND REGISTRATION SUPPLEMENTS

                                   $300 per hour for preparation and filing of Fund registration supplements

Adjustment of Fees:                The Annual Minimum Fee payable hereunder may
                                   be subject to increase as of the effective date of any Renewal Term, by an amount determined by reference to the percentage increase in the Philadelphia Consumer Price
                                   Index since the Amendment Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that SEI shall notify a Fund of its intent to effectuate any such increase at least thirty days prior to the date on which the Funds must provide notice of non-renewal of the term of this Schedule.

Reorganization Fees:               The Adviser shall pay SEI a transaction
                                   charge equal to $25,000 in connection with each Reorganization Event to which any Fund thereof is a party, provided however that a Fund's transition into the Trust shall not be considered to be a Reorganization Event. For purposes of the foregoing, a "Reorganization
                                   Event" means any material change in the
                                   organizational structure of a Fund,
                                   including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of a Fund as well as any acquisition or merger by a Fund of any other fund or assets into the Fund. For purposes of clarity, the Liquidation (defined below) of a Fund or termination of any Fund that is not yet operationally active shall not be considered a Reorganization Event. For purposes of this Schedule, the term
                                   "Liquidation" shall mean a transaction in which all the assets of a Fund are sold or otherwise disposed of and proceeds there from are distributed in cash to the interest holders in complete liquidation of the interests of interest holders in such Fund.
                                   Additionally, a Fund shall be held to be not yet operationally active at any time prior to the date on which the Fund begins to accept investments, even where such Fund has filed a registration statement with the U.S.
                                   Securities and Exchange Commission.

Operational Automation:            A critical component of SEI's services is
                                   valuation of a Fund's portfolio. Automated trade delivery and receipt between a Fund's
                                   Adviser and Administrator is critical to high quality service. Accordingly, Administrator and the Adviser agree to use best efforts to implement automated trade delivery and receipt as soon as practicable after a Fund's establishment in the Trust.

Term: The term of this Schedule shall continue in effect with respect to each Fund for a period of three years from and after the date that the Fund commences operations and SEI begins calculating such Fund's official net asset value (the "Initial Term"). Following expiration of the Initial Term, this Schedule shall continue in effect for successive periods of two years (each, a "Renewal Term"); provided that this Schedule shall renew for two years only upon SEI providing the Funds with notice (i) that the then current term is about to expire at least two hundred ten days prior to the end of such then current term; and (ii) that the Schedule shall renew for an additional two years (a "Renewal Notice"), unless the Funds advise SEI not less than one hundred eighty days prior to the scheduled expiration date of the then current term, that the Funds do not wish the term of the Schedule to be renewed. In the event the Funds fail to respond to SEI's Renewal Notice in accordance with this section, or otherwise fail to provide notice of termination of the Schedule not less than one hundred eighty days prior to the scheduled expiration date of the then current term, this Schedule shall be deemed to have renewed in accordance with the terms of this Section. Alternatively, in the event that SEI fails to provide a Renewal Notice in the manner required above, then SEI and the Funds agree that except to the extent any party hereto provides notice of termination of the Schedule at least one hundred eighty days prior to the scheduled expiration date of the Schedule, then the Schedule shall be deemed to have renewed for a reduced Renewal Term equal to one year.

Termination:                       This Schedule may be terminated only: (a) by
                                   SEI or a Fund at the end of the Initial Term or the end of any Renewal Term on one hundred eighty days prior written notice; (b) by SEI or a Fund on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date;
                                   or (c) as to any Fund, upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a Fund into another entity, provided that SEI or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity, or (ii) upon any "change of control" of the Adviser by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Adviser to a third party, provided that SEI or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity; or (d) as to any Fund, upon ninety days prior written notice of such Fund's Liquidation. For purposes of this paragraph, the term "change of control" shall mean any transaction that results in the transfer of right, title and ownership of fifty-one percent or more of the equity interests of the Adviser to a third party.

Early Termination:                 Subject to the terms and conditions set forth
                                   in this paragraph, the parties may agree to terminate this Schedule on or before the expiration of the then current term
                                   (hereinafter, an "Early Termination"). In the event the parties agree to an Early
                                   Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, the terminating Fund shall not be in material breach of the Agreement (including this Schedule) and (ii) Adviser shall pay the Buyout Amount to SEI in the manner set forth below. As used herein, the term "Buyout
                                   Amount" shall mean the amount that is equal to (1) the average monthly fee otherwise payable by the Fund to SEI hereunder during the six month period (or such shorter period if fewer than six months have elapsed since the effective date of this Schedule) immediately preceding the mutual agreement called for in this paragraph multiplied by
                                   (2) the number of months remaining in the then current term (including any Renewal Term to which the Fund is already committed), subject to a maximum of twelve months. The
                                   Adviser shall pay the Buyout Amount to SEI on or before the effective date of the Early
                                   Termination by means of wire or other
                                   immediately available funds. For purposes of clarity, the Liquidation of a Fund shall not be considered an Early Termination.
                                   Additionally, the Buyout Amount shall not apply to a Fund that is not yet operationally active (as defined above) at the time of termination.

Adviser Expense Repayment:

                                   Any and all out of pocket fees, costs, or expenses advanced by SEI, in its sole discretion on behalf of a Fund or the undersigned Adviser, as a result of any failure to fully satisfy and comply with any and all applicable fund expense caps or expense ratio limits, shall be the responsibility of the Adviser and shall be promptly repaid to SEI ("Repayment Obligation"). Any such Repayment Obligation of the Adviser shall survive: (i) the termination of the Agreement and this Schedule thereto, (ii) any merger or liquidation of any subject fund, unless and until the Repayment Obligation is indefeasibly paid in full. Assumptions: The Adviser on behalf of each Fund shall use commercially reasonable efforts to implement automatic trade communication to SEI and automated custody reconciliation as soon as practicable following the date of this Schedule.

                                   The Adviser acknowledges and accepts that the Trust structure in place facilitates the administrative service offering by SEI and that certain Trust level service provider agreements currently in place (e.g., Transfer Agency Agreement, Custody Agreement) are entered into and agreed to between the Trust and the applicable service provider and that the services being provided otherwise benefit the Fund. The Adviser acknowledges and agrees that it has reviewed and understands the general terms and conditions of these service provider agreements and consents to the obligations, applicable fees and the services to be provided to the Fund under such Agreements.

Investment Advisor                 The Investment Advisor shall be responsible
Specific Obligations               for providing the following information to
                                   the Administrator as indicated:

                                   (a)  A list of contact persons (primary,
                                        backup and secondary backup) of each
                                        Series' Investment Advisor, and, if
                                        applicable, sub-advisor, who can be
                                        reached until 6:30 p.m. ET with respect
                                        to valuation matters.

                                   (b)  Copies of all Trust Data reasonably
                                        requested by the Administrator or
                                        necessary for the Administrator to
                                        perform its obligations pursuant to this Agreement.

                                   (c)  Notices to the Investment Advisor
                                        pursuant to Section 12.08 of the
                                        Agreement shall be sent to:

                                   Name of Contact:  ___________________________

                                   Address:          ___________________________

                                   Telephone No.:    ___________________________

                                   Facsimile No.:    ___________________________

                                   Email Address:    ___________________________


IN WITNESS WHEREOF, the parties hereto have executed this Series Schedule dated September 15, 2016, to the Administration Agreement dated February 12, 2014 by their duly authorized representatives as of the day and year first above written.


THE ADVISORS' INNER CIRCLE FUND III,
On behalf of SGA International Equity Fund, SGA International Small Cap Equity Fund, SGA International Equity Plus Fund, and SGA Global Equity Fund

BY:  /s/ Michael Beattie
     -----------------------
       Name: Michael Beattie
       Title: President


SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:  /s/ John Alshefski
     ------------------
       Name: John Alshefski
       Title: Senior Vice President


AGREED TO AND ACCEPTED BY:

STRATEGIC GLOBAL ADVISORS, LLC, Advisor to SGA International Equity Fund,
SGA International Small Cap Equity Fund, SGA International Equity Plus Fund, and SGA Global Equity Fund

BY:  /s/ Cynthia Tusan
     -----------------
       Name: Cynthia Tusan
       Title: President

                                   SCHEDULE I

               FOREIGN MARKET REGISTRATION - CUSTODY MARKET GRID

--------------------------------------------------------------------------------
MARKET              GROUP NUMBER      MARKET                      GROUP NUMBER
--------------------------------------------------------------------------------
China A Shares           1            Bahrain                          3
--------------------------------------------------------------------------------
Ecuador                  1            Bangladesh                       3
--------------------------------------------------------------------------------
India ( FPI)             1            Brazil                           3
--------------------------------------------------------------------------------
Kazakhstan               1            China B Shares                   3
--------------------------------------------------------------------------------
Korea                    1            Chile                            3
--------------------------------------------------------------------------------
Pakistan                 1            Egypt                            3
--------------------------------------------------------------------------------
Russia                   1            Iceland                          3
--------------------------------------------------------------------------------
Saudi Arabia             1            Indonesia                        3
--------------------------------------------------------------------------------
Serbia                   1            Turkey                           3
--------------------------------------------------------------------------------
Taiwan                   1            Hungary                          4
--------------------------------------------------------------------------------
Ukraine                  1            Colombia                         4
--------------------------------------------------------------------------------
Venezuela                1            Cyprus                           4
--------------------------------------------------------------------------------
Vietnam                  1            Ghana                            4
--------------------------------------------------------------------------------
Bulgaria                 2            Greece                           4
--------------------------------------------------------------------------------
Costa Rica               2            Malaysia                         4
--------------------------------------------------------------------------------
Jordan                   2            Peru                             4
--------------------------------------------------------------------------------
Kuwait                   2            Poland                           4
--------------------------------------------------------------------------------
Lebanon                  2            Tunisia                          4
--------------------------------------------------------------------------------
Oman                     2            Rwanda                           4
--------------------------------------------------------------------------------
Qatar                    2            Uganda                           4
--------------------------------------------------------------------------------
Romania                  2            Mauritius                        4
--------------------------------------------------------------------------------
Slovenia                 2            India FPI License (Renewal)      4
--------------------------------------------------------------------------------
Thailand                 2            Russia (POA Renewal)             4
--------------------------------------------------------------------------------
Sri Lanka                2            Kazakhstan (POA Renewal)         4
--------------------------------------------------------------------------------
UAE (All Exchanges)      2            Lebanon (POA Renewal)            4
--------------------------------------------------------------------------------
                                      Serbia (Renewal)                 4
--------------------------------------------------------------------------------